AGREEMENT

This Agreement (this “Agreement”) is made as of August 14, 2002, by and between EOS International, Inc., a Delaware corporation (formerly dreamlife, inc.) (“EOS”) and DL Holdings I, L.L.C. a Delaware limited liability company (“DL”).

RECITALS

     A. Reference is made to the Secured $3,500,000 Bridge Loan Promissory Note dated as of December 14, 2001, as amended, issued by EOS to DL (the “Note”) and the Secured $3,000,000 Bridge Loan Promissory Note dated as of December 14, 2001, as amended, issued by EOS to Weichert Enterprises, LLC (the “Weichert Note”).

     B. Reference is made to the Warrant to purchase common stock of EOS dated as of December 14, 2001, as amended, issued by EOS to DL (the “Warrant”).

     C. EOS and DL desire to further amend the Note and the Warrant on the terms set forth herein.

     EOS and DL hereby agree as follows:

1.	The Note Amendments.

     Extension of Maturity Date. The reference to “August 14, 2002” in the definition of “Maturity Date” set forth in Section 1 of the Note, as amended, is hereby deleted and in its place inserted “September 30, 2002.”

     Reference to Warrant. The reference to “August 15, 2002” in Section 2(b) of the Note, as amended, is hereby deleted and in its place inserted “October 1, 2002.”

2.	The Warrant Amendments.

     Amendments Relating to Section 5. If the Note and the Weichert Note are repaid in full on or prior to September 30, 2002, then Section 5.2 of the Warrant is deleted in its entirety and in its place inserted “[intentionally omitted]” and the reference to Section 5.2 in Section 5.4 is deleted without any further action by the parties hereto in each case effective April 15, 2002. Notwithstanding Section 5.2, no adjustment provided for therein shall be made during the period of April 15, 2002 through and including September 30, 2002 but if the Note and the Weichert Note are not paid in full on or before September 30, 2002, then any adjustment which would have been made pursuant to Section 5.2 but for this sentence shall thereupon be made effective October 1, 2002.

     Deletion of Definitions. If the Note and the Weichert Note are repaid in full on or prior to August 14, 2002, then Section 9 of the Warrant is amended by deleting therefrom the following definitions: “Fair Market Value,” “Issue Date,” “New Issuance,” “New Issue Price” and “Relevant Date” in each case effective April 15, 2002.

     Amendment of Exercise Period. The definition of “Exercise Period” set forth in Section 9 of the Warrant is hereby amended to mean the period from October 1, 2002 to October 1, 2007.

     Amendment of Introductory Paragraph. The introductory paragraph of the Warrant is amended by adding after the words “$2.95 per share”, the following words “, provided however, that if the Company sells any Common Stock for its own account during the period from April 15, 2002 through and including September 30, 2002 for cash in a private placement or public offering (a “Qualifying Sale”), then the exercise price per share shall be the weighted average cash price paid for each share of Common Stock (without reduction for any fees or expenses including placement agent fees and expenses and/or underwriters’ discounts or commissions and without allocation of any cash consideration received by the Company in such a transaction to any warrants or options to purchase Common Stock or any registration rights granted by the Company in any Qualifying Sale) (except in no event will sales under written agreements by the Company to sell the Common Stock existing on April 15, 2002 be a Qualifying Sale).”

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DL HOLDINGS I, L.L.C. By: DAN STERN —————————————— Name: Dan Stern Title: Managing Member	EOS INTERNATIONAL, INC. By: PETER A. LUND —————————————— Name: Peter A. Lund Title: Chairman